As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-222814

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.

(Exact name of registrant as specified in its charter)

British Columbia	3711	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

102 East 1st Avenue
Vancouver, British Columbia, Canada, V5T 1A4
Telephone: (604) 428-7656

(Address of principal executive offices, including zip code, and telephone number, including area code)

Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

William Rosenstadt, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form F-1 (the “Post-Effective Amendment No.2”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement on Form F-1 (Registration No. 333-222814) (as amended, the “Initial Registration Statement”) to incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on April 2, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on April 30, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 7, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 7, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 8, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 21, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 24, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 28, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on July 5, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on July 17, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 7, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 8, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 13, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 15, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 21, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on September 6, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 9, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 16, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 17, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 23, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 25, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on November 4, 2019; and

•	our Current Report on Form 6-K, furnished to the SEC on November 8, 2019

The SEC declared the Initial Registration Statement effective on July 31, 2018. The SEC declared the Post-Effective Amendment No. 1 to Form S-1 effective on August 3, 2018. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees have been paid.

2,353,000 units (consisting of 2,535,000 common shares and 4,706,000 warrants to purchase 4,706,000 common shares) were issued pursuant to the Initial Registration Statement on August 13, 2018, and 705,900 warrants to purchase 705,900 common shares were issued pursuant to the Initial Registration Statement on August 23, 2018. Subsequent to their issuance, 910,532 of the 5,411,900 warrants to purchase 5,411,900 common shares issued pursuant to the Initial Registration Statement were exercised, so that 4,501,368 of such warrants remain outstanding as of the date hereof. This Post-Effective Amendment No.2 concerns only the issuance of common shares upon the exercise of the outstanding warrants issued pursuant to the Initial Registration Statement.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED November 12, 2019

ELECTRAMECCANICA VEHICLES CORP.

Issuance of up to 4,501,368 Common Shares upon Exercise of Warrants

We previously sold 2,353,000 units (the “Units”), each unit consisting of one common share (each a “Common Share”) and two warrants (each a “Warrant”). Each Warrant entitles the holder to purchase one common share at an exercise price of US$4.25 per share. The Warrants will expire on August 13, 2023.

On August 13, 2018, we completed our Units offering in gross proceeds of approximately US$10 million. On August 23, 2018, the underwriters in the Units offering exercised an over-allotment option to purchase 705,900 Warrants at US$0.01 per Warrant for a total amount of US$7,059. The Warrants are identical to those included in the Units issued on August 13, 2018. The aggregate net proceeds were approximately US$9.1 million after underwriting discounts and commissions and other offering expenses.

Of the 5,411,900 Warrants issued on August 13, 2018 and August 23, 2018, 910,532 have subsequently been exercised for gross proceeds of US$$3,869,761.

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We will bear all costs associated with this prospectus and the registration statement of which it forms a part. The Common Shares and the Warrants are traded on the Nasdaq Capital Market, under the ticker symbols “SOLO” and “SOLOW”, respectively.

The last reported sale price of our common shares on November 4, 2019 was US$1.90 per share.

Investing in our common shares involves substantial risks. See “Risk Factors” beginning on page 6 of this prospectus to read about important factors you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2019.

ABOUT THIS PROSPECTUS

We refer to Electrameccanica Vehicles Corp. and its consolidated subsidiaries as “we”, “us”, “our”, “Company”, “our company”, “Electrameccanica” and “our business”. This prospectus is part of a registration statement (as amended, No. 333-222814) that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission”, utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus, including all documents incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus, as well as documents incorporated herein by reference,, is accurate only as of the date of this prospectus, the or the document containing that information, as the case may be.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe the market information included in this prospectus is generally reliable, the future performance of the industry in which we operate and, as a result, our future prospects, are subject to a high degree of risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the following documents which we incorporate by reference:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019 (the “2018 Annual Report”);

•	our Current Report on Form 6-K, furnished to the SEC on May 7, 2019, with respect to a quarterly report for the three months ended March 31, 2019 (the “March 31 Quarterly Report”);

•	our Current Report on Form 6-K, furnished to the SEC on August 8, 2019, with respect to a quarterly report for the three months ended June 30, 2019 (the “June 30 Quarterly Report”); and

•	our Current Report on Form 6-K, furnished to the SEC on November 8, 2019, with respect to a quarterly report for the three months ended September 30, 2019 (the “September 30 Quarterly Report”);

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common shares.

Our Company

We are a development-stage electric vehicle, or EV, manufacturing company located in Vancouver, British Columbia, Canada. Our initial product line targets urban residents seeking to commute in an efficient, cost-effective and environmentally friendly manner.

Our first flagship EV is the SOLO, a single person car, of which we have built 64 pre-mass production vehicles in-house as of November 4, 2019, and approximately 50 pre-mass production vehicles with our manufacturing partner. We have used some of these pre-mass production vehicles as prototypes and for certification purposes, have delivered some to customers and have used others as test drive models in our showroom. We believe our schedule to mass produce EVs over the near term, combined with our 50-year history of automotive design, manufacturing, and deliveries of motor vehicles to customers, significantly differentiates us from other early and development stage EV companies. To support our near-term production, we have entered into a manufacturing agreement with a wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd. (“Zongshen”), an affiliate of Zongshen Power Machinery Co., Ltd., a large-scale scientific and technical enterprise, which designs, develops, manufactures and sells a diverse range of motorcycles and motorcycle engines in China. Zongshen has previously purchased common shares and warrants to purchase common shares from us and beneficially owns approximately 7.3% of our common shares.

We have two other EV candidates in an advanced stage of development, the Super SOLO, a sports car model of the SOLO, and the Tofino, an all-electric, two-seater roadster, and have identified other vehicles that we would like to add to our candidate list such as the Cargo, a fleet vehicle with ample storage space, and the Twinn, featuring two seats, suitable for urban families, young commuters and empty nesters.

We have devoted substantial resources to create an affordable EV which brings significant performance and value to our customers. To this end, we envision the SOLO carrying a manufacturer’s suggested retail price of less than $20,000 (approximately US$16,000), prior to any surcharge to cover tariffs, and being powered by a high-performance electric rear drive motor which enables the SOLO to achieve:

•	a top speed of 85 mph and an attainable cruise speed of 68 mph resulting from its lightweight aerospace composite chassis;

•	acceleration from 0 mph to 60 mph in approximately eight seconds; and

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•	a range of up to 100 miles generated from a lithium ion battery system that requires only three hours of charging time on a 220-volt charging station (six hours from a 110-volt outlet) that utilizes approximately 8.64 kW/h.

Pre-orders and expressions of interest

As at September 30, 2019, we maintained certain deposits from various individuals for SOLOs and Tofinos. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyer’s deposit.  In addition, we also maintain certain expressions of interest arising from non-binding letters of interest, including certain deposits associated with the same, from certain proposed dealers and/or distributors for our vehicles representing their collective expressions of interest (should we choose to contract with them) for the purchase from or the sale on our behalf of SOLOs and Tofinos.

Marketing Plan

We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Marketing and promotional efforts must emphasize the SOLO’s image as an efficient, clean and affordable EV for the masses to commute on a daily basis. If we can successfully promote the SOLO on these points, we expect growth in sales and customer base to occur rapidly.

A key point to the marketing plan is to target metropolitan cities with high population density, expensive real estate, high commuter traffic load and pollution levels which are becoming an enormous concern. Accordingly, we have opened stores in Vancouver and Los Angeles, and our management has identified additional states in the United States that fit the aforementioned criteria and have plans to seek out suitable locations for additional stores in California, Washington, Oregon and Southern Florida.

We plan to develop a marketing strategy that will generate interest and media buzz based on the SOLO’s selling points. Key aspects of our marketing plan include:

●	Organic engagement and paid digital marketing media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO, which to date has had positive traction;

●	Earned media—we have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch;

●	Investor Relations/Press Releases — our in-house investor relations team will provide media releases/kits for updates and news on our progress;

●	Industry shows and events—we displayed the SOLO at the Vancouver International Autoshow in March 2017, the Consumer Electronics Show in Las Vegas in January 2018 and the Vancouver International Autoshow in March 2018 and 2019. Promotional merchandise giveaways will enhance and further solidify our branding in consumer minds. Computer stations and payment processing software will be readily on hand at to accept SOLO reservations; and

●	First-hand experience —Test-drives and public viewings are available at our existing stores in the Vancouver downtown core and in Los Angeles.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts, we plan to focus on the features that differentiate our SOLO from the existing EVs on the market.

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Reservation system

We cannot guarantee that a significant number of the pre-orders and expressions of interest, if any, will become binding or result in sales.  We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable $250 deposit and a Tofino by paying a refundable $1,000 deposit.  Once reserved, the potential customer is allocated a reservation number and the reservation will be fulfilled as the respective vehicles are produced. We have achieved our pre-order book through an online “direct sales to customers and corporate sales” platform as well as a store and show room at our headquarters in Vancouver.  We plan on expanding this model and will be opening similar stores in key urban areas.  We have recently opened our first U.S. corporate store located in Los Angeles.

We will earn revenue once a vehicle has been delivered to the customer who has pre-ordered their vehicle.  Each order is placed in line as received and fulfilled once the vehicle becomes available.  The customer may, at any time, for any reason, cancel their order and have their deposit returned.  We do not consider any order as being secured until the vehicle has been delivered and full receipt of the remaining balance of the vehicle purchase price has been received.

Sales strategy

Our near-term goal is to commence and expand sales of the SOLO. We intend to achieve this goal by:

●	expanding the commercial production of the SOLO: we anticipate that Zongshen, our manufacturing partner, will begin producing the SOLO for deliveries to customers in first quarter of 2020;

●	by increasing the pre-orders and expressions of interest for our EVs;

●	by having sales and services supported by local corporate stores: we will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

●	by expanding our product offering: in parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two seater sports car in the expected price range of $50,000 to $60,000.

We are currently developing a turn-key sales program beginning from our L.A. store.

Service model

We sell our vehicles online via our website (www.electrameccanica.com) while we develop our planned corporate owned stores in key markets. As each store is established, any vehicles sold within such store’s designated territory will be delivered to such store to fulfill online orders as well as such store’s orders.

We have not yet identified where we hope to establish corporate owned stores or other distribution arrangements. The establishment of stores will depend on regional demand, available candidates and local regulations. We are currently accepting expressions of interest and applications for stores from individuals, and do not have any franchise or dealer agreements. Our vehicles will initially be available directly from us.

We plan to only establish and operate corporate owned stores in those states in the United States that do not restrict or prohibit certain retail sales models by vehicle manufacturers.

Our Corporate Information

We were incorporated on February 16, 2015 under the laws of British Columbia, Canada, and have a December 31, fiscal year end. As of November 4, 2019, we had 37,023,637 common shares outstanding.

Our principal executive offices are located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. Our telephone number is (604) 428-7656. Our website address is www.electrameccanica.com. Information on our website does not constitute part of this prospectus. Our registered and records office is located at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7.

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The Offering

Securities Offered	Up to 4,501,368 common shares issuable upon exercise of outstanding Warrants issued on August 13, 2018 and August 23, 2018.

Exercise Price and Term of Warrants	The Warrants have an exercise price of US$4.25 per share. The Warrants are exercisable at any time prior to August 13, 2023.

Use of Proceeds	We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We plan to use those proceeds, if any, to further develop our products, for working capital and for general corporate purposes.

Risk Factors	The exercise of the Warrants and the acquisition of our common shares involve substantial risks. See “Risk Factors” beginning on page 6 of this prospectus.

Nasdaq Symbol for Common Shares	SOLO

Nasdaq Symbol for Warrants	SOLOW

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RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters discussed under “Risk Factors” in the 2018 Annual Report, the March 31 Quarterly Report, the June 30 Quarterly Report and the September 30 Quarterly Report. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in

•	Part I. “Item 1A. Risk Factors” and Part II. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2018 Annual Report;

•	Part II. “Item 1A. Risk Factors” and Part I. “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the March 31 Quarterly Report;

•	Part II. “Item 1A. Risk Factors” and Part I. “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the June 30 Quarterly Report; and

•	Part II. “Item 1A. Risk Factors” and Part I. “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the September 30 Quarterly Report;

each incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. Assuming full exercise of all of the 4,501,368 Warrants covered by this prospectus at US$4.25 per share, we will receive gross proceeds of approximately US$19,130,814. The actual exercise of any of the Warrants, however, is beyond our control and depends on a number of factors, including the market price of our common stock. We cannot assure you that all, or even any, of the Warrants will be exercised.

While we have no specific plan for the proceeds, we expect to use the net proceeds from the exercise, if any, of the Warrants described in this prospectus to further develop our products, for working capital, and for general corporate purposes.

MARKET PRICE AND TRADING HISTORY

The common shares have been listed on the Nasdaq Capital Market under the symbol “SOLO” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” since September 2017.

The following tables sets forth, for the periods indicated, the high and low trading prices of our common shares as reported on the Nasdaq Capital Market and OTCQB prior to the filing of this prospectus.

Common Shares (symbol: “SOLO”)

	OTCQB (U.S. Dollars)		NASDAQ (U.S. Dollars)
Period	High	Low	High	Low
Quarter ended
September 30, 2017	8.00	1.50
December 31, 2017	15.00	10.00
March 31, 2018	10.70	9.00
June 30, 2018	9.88	4.25
September 30, 2018			6.25	2.27
December 31, 2018			7.48	0.9
March 31, 2019			6.74	1.05
June 30, 2019			3.93	2.41
September 30, 2019			2.84	1.60
Last Ten Months
January 2019			1.65	1.05
February 2019			6.74	1.18
March 2019			5.15	3.12
April 2019			3.93	3.22
May 2019			3.34	2.43
June 2019			2.85	2.41
July 2019			3.25	2.30
August 2019			2.84	2.11
September 2019			2.60	2.01
October 2019			1.96	1.60

Notes:

(1) From July, 2018 through August 7, 2018, the common shares traded on the OTCQB. The trading history from that period has been included in this quarterly information as if such trading had occurred on the Nasdaq Capital Market.

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DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

DILUTION

Our net tangible book value as of September 30, 2019 was approximately $23,012,095, or approximately $0.6227 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of outstanding shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock upon the exercise of the Warrants and the net tangible book value per share of common stock immediately after the exercise of the Warrants.

If all of the 4,501,368 Warrants covered by this Prospectus had been exercised on or before September 30, 2019 at an exercise price of $5.80 (US$4.25), our pro forma net tangible book value as of June 30, 2019 would have been approximately $49,114,000 or $1.1848 per share. This represents an immediate increase in net tangible book value of $0.5620 per share to existing stockholders and an immediate dilution in net tangible book value of $4.6139 per share to shares underlying the Warrants.

The shares outstanding as of September 30, 2019 used to calculate the information in this section exclude:

●	7,676,041 shares issuable upon the exercise of stock options outstanding on September 30, 2019; and

●	21,253,395 shares issuable upon the exercise of warrants outstanding on September 30, 2019.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.

The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements, pro forma financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
December 31, 2017	$1.2517	$1.2963	$1.3745	$1.2131
December 31, 2018	$1.3644	$1.2957	$1.3650	$1.2280
Last Six Months
May 2019	$1.3523	$1.3460	$1.3533	$1.3417
June 2019	$1.3091	$1.3289	$1.3471	$1.3091
July 2019	$1.3143	$1.3105	$1.3187	$1.3036
August 2019	$1.3290	$1.3273	$1.3331	$1.3196
September 2019	$1.3243	$1.3420	$1.3332	$1.3140
October 2019	$1.3144	$1.3189	$1.3332	$1.3063

Certain conversions from U.S. dollars into Canadian dollars have been made for your convenience at US$1.00 = $1.3644, the noon-buying price on December 31, 2018.

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DESCRIPTION OF SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of December 31, 2018, the date of the most recent audited balance sheet included in our financial statements, there were 32,332,343 common shares issued and outstanding, 27,125,892 common shares issuable upon exercise of outstanding stock options and warrants. As of November 4, 2019, there were 37,023,637 common shares issued and outstanding and 28,867,492 common shares issuable upon exercise of outstanding stock options and warrants.

The holders of our common shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of our common share to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act (British Columbia).

Preferred Shares

We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up. We do not have any preferred shares outstanding as of the date of this prospectus.

Transfer Agent

Our stock transfer agent and warrant agent for our securities is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York, New York, U.S.A., 11598, and its telephone number is (212) 828-8436.

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LIMITATIONS ON RIGHTS OF NON-CANADIANS

Electrameccanica is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however, no such remittances are likely in the foreseeable future. See “Canadian Federal Income Tax Considerations For United States Residents,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development Canada (the “Minister”), is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is $1.045 billion for 2019 (unless the investor is a “trade agreement investor”, which includes investors controlled by one or more persons who are national to a country that is a party to one of a list of certain free trade agreements, in which case the amount is $1.568 billion); each January 1, both thresholds are adjusted by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

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In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister of Industry may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, if the acquisition is subject to approval under certain Canadian legislation; and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

MATERIAL INCOME TAX INFORMATION

Certain Canadian Federal Income Tax Considerations For United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us and the placement agents, and is not affiliated with us or the placement agents, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident insurer” or “authorized foreign bank” (each as defined in the Tax Act), or other holder of special status, and (b) for the purposes of the Canada-U.S. Tax Convention (the “Tax Treaty”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Tax Treaty. Holders who meet all the criteria in clauses (a) and (b) above are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors. The summary also does not address the holding, exercise or other disposition of warrants or other securities, and addresses only the holding and disposition of our common shares by a U.S. Holder as discussed herein.

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force at the date hereof  (“Regulations”), the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof  (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all, and no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.

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For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%).

Dispositions

A U.S. Holder will not be subject to tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of a common share, unless the common share is “taxable Canadian property” to the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Tax Treaty.

Provided the common shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes Nasdaq) at the time of disposition, the common shares generally will not constitute “taxable Canadian property” of a U.S. Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions are met: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, partnerships in which the U.S. Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company; and (ii) more than 50% of the fair market value of the shares of the company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, common shares could also be deemed to be “taxable Canadian property”.

U.S. Holders who may hold common shares as “taxable Canadian property” should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and special compliance procedures under the Tax Act, none of which is described in this summary.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the acquisition, ownership and disposition of our securities. This summary applies only to U.S. Holders that acquire securities offered by this prospectus and does not apply to any subsequent U.S. Holder of our common shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of our common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, net investment income, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares.

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No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of common shares pursuant to this prospectus (whether or not any such transactions are undertaken in connection with the purchase of common shares pursuant to this prospectus).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership or disposition of our securities by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a “mark-to-market” accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own our securities as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire our securities in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, by voting power, of our outstanding stock. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold our securities in connection with carrying on a business in Canada; (d) persons whose securities in our company constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the acquisition, ownership or disposition of our common shares.

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If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the acquisition, ownership or disposition of our common shares generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax considerations for any such partner or partnership (or other “pass-through” entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares.

Acquisition of Our Securities

A U.S. Holder generally will not recognize gain or loss upon the acquisition of our securities for cash pursuant to this prospectus. A U.S. Holder’s holding period for such common shares will begin on the day after the acquisition.

Ownership and Disposition of Our Common Shares

Distributions on Our Common Shares

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below (see “Tax Consequences if the Company is a PFIC”), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Our Common Shares” below). However, the Company may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to our common shares will constitute a dividend. Dividends received on our common shares generally will not be eligible for the “dividends received deduction” available to U.S. corporate shareholders receiving dividends from U.S. corporations. If the Company is eligible for the benefits of the Canada-U.S. Tax Convention or our common shares is readily tradable on an established securities market in the U.S., dividends paid by the Company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

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Sale or Other Taxable Disposition of Our Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the common shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder’s holding period for such security is more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

PFIC Status of the Company

If the Company is or becomes a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our common shares. The U.S. federal income tax consequences of owning and disposing of our common shares if the Company is or becomes a PFIC are described below under the heading “Tax Consequences if the Company is a PFIC.”

A non-U.S. corporation is a PFIC for each tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) (the “income test”) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income (the “asset test”). For purposes of the PFIC provisions, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain rents and royalties, and certain gains from commodities or securities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value). If certain conditions are met, a start-up non-U.S. corporation is not a PFIC in the first year that it has gross income, but could be a PFIC in one or more earlier years in which it has no gross income but satisfies the asset test.

Under certain attribution and indirect ownership rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate shares of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”).

The Company does not know if it currently is a PFIC or was a PFIC in a prior year and, based on current business plans and financial projections, does not know if it will be a PFIC in subsequent tax years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. We might be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding the PFIC status of the Company.

Tax Consequences if the Company is a PFIC

If the Company is a PFIC for any tax year during which a U.S. Holder owns our common shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the ownership and disposition of such common shares. If the Company meets the income test or the asset test for any tax year during which a U.S. Holder owns our common shares, the Company will be treated as a PFIC with respect to such U.S. Holder for that tax year and for all subsequent tax years, regardless of whether the Company meets the income test or the asset test for such subsequent tax years, unless the U.S. Holder elects to recognize any unrealized gain in such common shares or makes a timely and effective QEF Election or, if applicable, Mark-to-Market Election.

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Under the default PFIC rules:

•	any gain realized on the sale or other disposition (including dispositions and certain other events that would not otherwise be treated as taxable events) of our common shares (including an indirect disposition of the stock of any Subsidiary PFIC) and any “excess distribution” (defined as a distribution to the extent it, together with all other distributions received in the relevant tax year, exceeds 125% of the average annual distribution received during the preceding three years) received on our common shares or with respect to the stock of a Subsidiary PFIC will be allocated ratably to each day of such U.S. Holder’s holding period for our common shares;

•	the amount allocated to the current tax year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other tax years (the “Prior PFIC Years”) will be subject to tax at the highest ordinary income tax rate in effect for the applicable class of taxpayer for that year;

•	an interest charge will be imposed with respect to the resulting tax attributable to each Prior PFIC Year, which interest charge is not deductible by non-corporate U.S. Holders; and

•	any loss realized on the disposition of our common shares generally will not be recognized.

A U.S. Holder that makes a timely and effective “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat the Company and each Subsidiary PFIC as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) may generally mitigate or avoid the PFIC consequences described above with respect to our common shares.

If a U.S. Holder makes a timely and effective QEF Election, the U.S. Holder must include currently in gross income each year its pro rata share of the Company’s ordinary income and net capital gains, regardless of whether such income and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary income or gains without a corresponding receipt of cash from the Company. If the Company is a QEF with respect to a U.S. Holder, the U.S. Holder’s basis in our common shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in our common shares and will not be taxed again as a distribution to a U.S. Holder. Taxable gains on the disposition of our common shares by a U.S. Holder that has made a timely and effective QEF Election are generally capital gains. A U.S. Holder must make a QEF Election for the Company and each Subsidiary PFIC if it wishes to have this treatment. To make a QEF Election, a U.S. Holder will need to have an annual information statement from the Company setting forth the ordinary income and net capital gains for the year. U.S. Holders should be aware that we might not satisfy the recordkeeping requirements that apply to a QEF or supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that the Company is a PFIC for any tax year.

In general, a U.S. Holder must make a QEF Election on or before the due date for filing its income tax return for the first year to which the QEF Election applies. Under applicable Treasury Regulations, a U.S. Holder will be permitted to make retroactive elections in particular circumstances, including if it had a reasonable belief that the Company was not a PFIC and filed a protective election. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective QEF Election for the Company and any Subsidiary PFIC.

A Mark-to-Market Election may be made with respect to stock in a PFIC if such stock is “regularly traded” on a “qualified exchange or other market” (within the meaning of the Code and the applicable Treasury Regulations). A class of stock that is traded on one or more qualified exchanges or other markets is considered to be “regularly traded” for any calendar year during which such class of stock is traded in other than de minimis quantities on at least 15 days during each calendar quarter. If our common shares are considered to be “regularly traded” within this meaning, then a U.S. Holder generally will be eligible to make a Mark-to-Market Election with respect to such security but not with respect to a Subsidiary PFIC. Our common shares are listed or posted for trading on a stock quotation system and therefore considered to be “regularly traded” for this purpose.

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When these securities become “regularly traded,” a U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to such securities generally will be required to recognize as ordinary income in each tax year in which the Company is a PFIC an amount equal to the excess, if any, of the fair market value of such stock as of the close of such taxable year over the U.S. Holder’s adjusted tax basis in such stock as of the close of such taxable year. A U.S. Holder’s adjusted tax basis in our securities generally will be increased by the amount of ordinary income recognized with respect to such stock. If the U.S. Holder’s adjusted tax basis in our securities as of the close of a tax year exceeds the fair market value of such stock as of the close of such taxable year, the U.S. Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such stock for all prior taxable years. A U.S. Holder’s adjusted tax basis in our securities generally will be decreased by the amount of ordinary loss recognized with respect to such stock. Any gain recognized upon a disposition of our common shares generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as ordinary loss to the extent of the net mark-to-market income recognized for all prior taxable years. Any loss recognized in excess thereof will be taxed as a capital loss. Capital losses are subject to significant limitations under the Code. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective Mark-to-Market Election with respect to our common shares.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of our common shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of securities of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to our common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution, including a constructive distribution, from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership, sale or other taxable disposition of our common shares, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

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Information Reporting; Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of  “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder’s shares of our common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938 for specified foreign financial assets, filing obligations relating to the PFIC rules including possible reporting on IRS Form 8621, and any other applicable reporting requirements.

Payments made within the U.S. or by a U.S. payor or U.S. middleman of  (a) distributions on our common shares, and (b) proceeds arising from the sale or other taxable disposition of our common shares generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 24%, may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct

U.S. taxpayer identification number (“TIN”) (generally on Form W-9), (b) furnishes an incorrect U.S. TIN, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules are allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from dividend withholding tax or otherwise eligible for a reduced withholding rate.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Certain Reporting Requirements

A U.S. Holder that acquires common shares generally will be required to file Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly or indirectly, owns at least 10% of the common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds US$100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

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PLAN OF DISTRIBUTION

Pursuant to the terms of the Warrants, the shares of common stock will be distributed to those Warrant holders who surrender their Warrant certificate with their subscription form, together with the payment of the exercise price, to our warrant agent, VStock Transfer, LLC.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, New York, U.S.A., 10017. McMillan LLP is acting as our Canadian counsel. The current address of McMillan LLP is Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N5.

EXPERTS

The financial statements incorporated in this prospectus by reference to the 2018 Annual Report and for the year respectively then ended incorporated by reference into this prospectus and registration statement have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. KPMG LLP has offices at 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K3.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 and for the year respectively then ended incorporated by reference into this prospectus and registration statement have been so included in reliance on the report of Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Dale Matheson Carr-Hilton Labonte LLP has offices at Suite 1500, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	the 2018 Annual Report;

•	our Current Report on Form 6-K, furnished to the SEC on April 2, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on April 30, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 7, 2019;

•	the March 31 Quarterly Report;

•	our Current Report on Form 6-K, furnished to the SEC on May 8, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 21, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on May 24, 2019;

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•	our Current Report on Form 6-K, furnished to the SEC on May 28, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on July 5, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on July 17, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 7, 2019;

•	the June 30 Quarterly Report;

•	our Current Report on Form 6-K, furnished to the SEC on August 13, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 15, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on August 21, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on September 6, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 9, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 16, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 17, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 23, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on October 25, 2019;

•	our Current Report on Form 6-K, furnished to the SEC on November 4, 2019; and

•	the September 30 Quarterly Report

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary, at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4, or by calling 1-604-428-7656.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act (No. 333-222814) with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement, amendments thereto and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC, located at 100 F. Street NW, Washington, D.C., U.S.A., 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

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Up to 4,501,368 Common Shares

Upon Exercise of Warrants

ELECTRAMECCANICA VEHICLES CORP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act (British Columbia) note below), to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia) (the “Business Corporations Act”).

According to the Business Corporations Act, for the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who:

(a)	is or was a director or officer of the Company; and

(b)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of the Company; or

(ii)	at the request of the Company; or

(c)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and include/es, except in the definition of  “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the Business Corporations Act (British Columbia), the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of our Articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; and

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(a)	indemnify the eligible party in respect of the proceeding; or

(b)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act (British Columbia) or our Articles, on the application of the Company or an eligible party, the British Columbia Supreme Court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)	make any other order the court considers appropriate.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the three years prior to the date of the filing of this registration statement, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

We completed a 2-for-1 reverse stock split on May 15, 2018. All share and per share information in this Item 7 has been adjusted to reflect this reverse stock split.

On October 5, 2016, we issued an aggregate of 52,500 units at a price of $2.00 per unit to two individuals pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On October 5, 2016, we issued an aggregate of 74,881 units at a price of $2.00 per unit to two individuals/entities pursuant to third party finder’s fees. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On October 28, 2016, we issued 1,000,000 units at a price of $2.00 per unit to one individual pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On October 28, 2016 we issued 1,200,000 units at a price of $1.667 per unit to one entity pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and 3.334 common share purchase warrants. Each whole warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On November 21, 2016, we issued 2,250,000 units at a price of $0.7268 per unit to eight individuals/entities pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On November 21, 2016, we issued 200,000 units at a price of $2.00 per unit to one individual pursuant to third party finder’s fees. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On February 8, 2017, we issued 160,000 units at a price of $2.00 per unit to three individuals pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On February 17, 2017, we issued 510,000 options to thirty-two individuals to purchase a common share at a price of $2.00 per share until February 17, 2024.

On March 29, 2017, we issued 54,000 units at a price of $2.00 per unit to four individuals pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On March 29, 2017, we issued 2,500 units at a price of $2.00 per unit to one individual pursuant to third party finder’s fees. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On March 30, 2017, we issued 50,000 units at a price of $2.00 per unit to one individual pursuant to a private placement subscription agreement. Each unit was comprised of one share of our common share and one common share purchase warrant. Each warrant entitles the holder to acquire one additional share of our common share at a price of $4.00 per share until five years from the date of issuance.

On April 17, 2017, we completed a private placement of 100,000 units at a price of $2.00 per unit for gross proceeds of $200,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until April 17, 2022. We incurred share issue costs of $24,820 relating to this private placement.

On April 26, 2017, we completed a private placement of 100,000 units at a price of $2.00 per unit for gross proceeds of  $200,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until April 26, 2022. We incurred share issue costs of $24,820 relating to this private placement.

On May 30, 2017, we completed a private placement of 37,500 units at a price of $2.00 per unit for gross proceeds of $75,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until May 30, 2022. We incurred share issue costs of $13,159 relating to this private placement.

On June 29, 2017, we completed a private placement of 12,500 units at a price of $2.00 per unit for gross proceeds of $25,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until June 29, 2022. We incurred share issue costs of $3,095 relating to this private placement.

On July 13, 2017, we completed a private placement of 150,000 units at a price of $2.00 per unit for gross proceeds of  $300,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until July 13, 2022. We agreed to pay cash third party finder’s fees of $30,000 relating to this private placement.

On July 27, 2017, we completed a private placement of 750 units at a price of $2.00 per unit for gross proceeds of  $1,500. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until July 27, 2022.

On July 31, 2017 the unsecured convertible loan for $300,000 was converted by the holder into units at a price of $2.00 per unit. Each unit consisted of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share for a period of five years from date of issue.

On July 31, 2017, we issued an unsecured convertible loan for $1,000,034. The loan, which is non-interest bearing, matures on July 31, 2018. The loan was convertible, at the holder’s option at any time before maturity into units at a price of  $2.00 per unit or will automatically convert into units of the Company at a price of  $1.00 per unit, if, prior to maturity the Company’s common shares trade on the over-the-counter OTCQB market (or on such other stock exchange or market on which such common shares are listed at the time and as may be selected for such purposes by the Board of Directors of the Company in its sole discretion) at either a volume weighted average trading price or with a final closing bid price of  $4.00 or greater per common share for a period of 10 consecutive trading days. Each unit consisted of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share for a period of five years from date of issue. We agreed to pay a third-party finder’s fee of $100,003 cash relating to this convertible loan.

On August 9, 2017, we completed a private placement of 100,000 units at a price of $2.00 per unit for gross proceeds of $200,000. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of $4 per warrant share until Aug 9, 2022. We agreed to pay a third-party finder’s fee of $20,000 cash relating to this private placement.

On October 13, 2017 we issued 6,250 common shares pursuant the exercise of stock options of $0.30 per share for proceeds of  $1,875.

On October 16, 2017, we completed a private placement of 25,000 units at a price of US$12.00 per unit for gross proceeds of US$300,000 (CAD $373,350). Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$24.00 per warrant share until October 16, 2019. On October 16, 2017, we issued 1,000 common shares at a price of US$12.00 per share with a fair value of US$12,000 (CAD $14,934) for third-party finder’s fees relating to this private placement. Additionally, we agreed to pay a third-party finder’s fee of US$18,000 (CAD $23,642) cash relating to this private placement.

On October 17, 2017, we issued an unsecured convertible loan for US$1,152,289 (CAD $1,437,277). The loan, which is non-interest bearing, matures on October 17, 2018. The loan is convertible, at the holder’s option at any time before maturity into units at a price of US$7.20 per unit or will automatically convert into units at a price of US$7.20 per unit, if prior to maturity our common shares trades on the OTCQB (or such other stock exchange on which the common shares are listed) at either a volume weighted average trading price or final closing bid price of US$16.00 or greater per common share for a period of 10 consecutive trading days. Each unit consisted of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$14.40 per warrant share for a period of five years from date of issue. We agreed to pay a third-party finder’s fee of US$115,229 (CAD $143,728) cash relating to the convertible loan upon conversion of the loan to common shares.

On October 23, 2017, we completed a private placement of 22,523 common shares at a price of US$11.10 per share for gross proceeds of US$250,000 (CAD $315,790).

On October 31, 2017, we completed a private placement of 125,000 units at a price of US$7.50 per unit for gross proceeds of US$937,500 (CAD $1,192,545). Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$15.00 per warrant share until October 31, 2024. On October 31, 2017, we issued 6,250 common shares at a price of US$7.50 per share with a fair value of US$46,875 (CAD $59,625) for third-party finder’s fees relating to this private placement. Additionally, we agreed to pay a third-party finder’s fee of US$65,625 (CAD $83,475) cash relating to this private placement.

On November 6, 2017, we entered into a private placement and option subscription agreement. Pursuant to the agreement, we issued 176,471 shares at a price of $1.70 for gross proceeds of $300,000. The agreement entitles the subscriber to acquire up to an aggregate of 500,000 shares at a price of $1.70 per share until May 6, 2018. We agreed to pay a third-party finder’s fee of $30,000 cash relating to this private placement. The shares purchased on this date were issued in 2018.

On November 9, 2017, we completed a private placement of 125,000 units at a price of US$7.50 per unit for gross proceeds of US$937,500 (CAD $1,187,906). Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$15.00 per warrant share until November 9, 2019. On November 9, 2017, we issued 6,250 common shares at a price of US$7.50 per share with a fair value of US$46,875 (CAD $59,395) for third-party finder’s fees relating to this private placement. Additionally, we agreed to pay a third-party finder’s fee of US$65,625 (CAD $83,153) cash relating to this private placement.

On November 22, 2017, the Company completed a private placement of 290,000 units at a price of US$7.50 per unit for gross proceeds of US$2,175,000 (CAD $2,779,215). Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$15.00 per warrant share until November 22, 2019. On November 22, 2017, we issued 14,500 common shares at a price of US$7.50 per share with a fair value of US$108,750 (CAD $138,960) for third-party finder’s fees relating to this private placement. Additionally, we agreed to pay cash third-party finder’s fees of US$152,250 (CAD $194,536) relating to this private placement.

On November 22, 2017, we completed a private placement of 25,042 common shares at a price of US$11.98 per share for gross proceeds of US$300,000 (CAD $383,322).

On November 22, 2017, we issued 50,000 common shares at $2 per share with a fair value of $100,000 to a consultant pursuant to a consulting agreement we entered into on August 28, 2017.

On November 23, 2017, we completed a private placement of 210,000 units at a price of US$7.50 per unit for gross proceeds of US$1,575,000 (CAD $2,012,440). Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$15.00 per warrant share until November 23, 2019. On November 23, 2017, we issued 10,500 common shares at a price of US$7.50 per share with a fair value of US$78,750 (CAD $100,622) for third-party finder’s fees relating to this private placement. Additionally, we agreed to pay cash third-party finder’s fees of US$110,250 (CAD $140,871) relating to this private placement.

On November 27, 2017, the unsecured convertible loan for US$1,152,289 (CAD $1,437,052), which was issued on October 17, 2017, was converted by the holder into 160,040 units at a price of US$7.20 per unit. Each unit consists of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$14.40 per warrant share for a period of five years from November 27, 2017. On November 27, 2017, we issued 16,004 shares at a price of US$7.20 per share with a fair value of US$115,229 (CAD $143,705) for third-party finder’s fees regarding the convertible loan.

On December 1, 2017, we issued 2,500 common shares pursuant the exercise of warrants at $4.00 per share for proceeds of $10,000.

On December 7, 2017, we completed a private placement of 96,451 common shares at a price of US$10.36 per share for gross proceeds of US$1,000,000 (CAD $1,268,450).

On December 29, 2017, we issued 264,706 common shares at $1.70 per share for gross proceeds of $450,000 pursuant to a private placement and option subscription agreement the Company entered into on November 6, 2017. We agreed to pay cash third-party finder’s fees of $45,000 relating to this share subscription. The shares purchased on this date were issued in January 2018.

On January 5, 2018, we completed a private placement of 500,000 common shares at a price of $1.70 per share for gross proceeds of $850,000. We incurred share issue costs of $85,000 relating to this private placement.

On January 6, 2018, we issued 417,500 options to purchase common shares exercisable at US$9.60.

On January 22, 2018, we completed a private placement of 200,000 units at a price of US$8.40 per unit for gross proceeds of US$1,680,000 (CAD$2,083,200). Each unit consisted of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$16.80 per warrant share until January 22, 2021.

On January 29, 2018, we completed a private placement of 57,137 units, with each unit consisting of a common share and a warrant to purchase a common share, at a price of $10.36 per unit for gross proceeds of  $591,941. On January 29, 2018, we issued 9,142 common shares at a price of $10.36 per share for third party finder’s fees relating to this private placement. Additionally, we paid third-party finder’s fees of $35,516 relating to this private placement.

On February 19, 2018, we issued 6,198 common shares pursuant the exercise of stock options at $2 per share for proceeds of $12,395.

On May 5, 2018, we issued options to purchase 75,000 of our common shares at $9.00 to each of Steven Sanders and Luisa Ingargiola in exchange for their services as directors of our Company. The options vest in equal quarters every three months with the first quarter vesting on the date the options were granted.

On May 14, 2018, we issued 33,435 units to four non-U.S. persons at US$8.00 per unit with each unit representing one common share and a warrant to purchase a common share at US$16.00.

On May 23, 2018, we issued 75,000 common shares to a consultant as part of the consulting agreement.

On June 6, 2018, we completed a private placement of 59,325 units at a price of US$5.90 per units for gross proceeds of US$350,122. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of $12.00.

On June 13, 2018, we completed a private placement of 257,390 units at a price of US$5.90 for gross proceeds of US$1,518,620. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of $12.00.

On June 25, 2018, we completed a private placement of 74,254 units at a price of US$5.90 per units for gross proceeds of US$438,100. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of $12.00.

On July 18, 2018, we completed a private placement of 150,847 units at a price of US$5.90 per units for gross proceeds of US$890,000. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of $12.00.

On July 20, 2018, we completed a private placement of 54,746 units at a price of US$5.90 per units for gross proceeds of US$323,000. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of $12.00.

On August 9, 2018, we issued 100,000 common shares to a consultant as part of a consulting agreement.

On August 24, 2018, we issued 37,385 common shares at a price of US$3.63 per common shares to settle debt of US$135,708.

On August 30, 2018, we issued 5,000 common shares pursuant the exercise of warrants at $2 per share for proceeds of $10,000.

On September 12, 2018, we issued 25,000 common shares pursuant the exercise of warrants at $0.80 per share for proceeds of $20,000.

On November 4, 2018, we issued 22,000 common shares to consultants as part of their respective consulting agreement.

On November 9, 2018, we issued 4,250,000 warrants to purchase a common share at an exercise price of USD$2.56. The issuance was in connection with  placement of 4,250,000 common shares pursuant to a registered direct offering and 4,250,000 warrants to purchase common shares of the Company pursuant to a private placement at a combined offering price of USD$2.00 per unit. In connection with these transactions, the we issued the placement agents that facilitated the transactions warrants to purchase 212,500 common shares at USD $3.20 per share.  These warrants are exercisable six months after issuance and have a term of five years from issuance.

On November 22, 2018, we issued an aggregate of 32,000 common shares to three consultants as part of their consulting agreements with our company.

On January 15, 2019, we issued an aggregate of 32,000 common shares to three consultants as part of their consulting agreements with our Company.

On January 24, 2019, we issued 18,060 common shares to a consultant as part of their consulting agreement with our Company.

On January 31, 2019, we issued 29,950 common shares to settle debt for legal services for $50,000.

On February 14, 2019, we received $20,000 from our CEO for the exercise of warrants at a price of $0.80, issued 25,000 common shares of the Company.

On February 14, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On February 15, 2019, we received $180,000 from an investor for the exercise of warrants at a price of $0.80, we issued 225,000 common shares of the Company.

On February 28, 2019, we received of $125,000 from an investor for the exercise of warrants at a price of $2.00, we issued 62,500 common shares of the Company.

On February 28, 2019, we received of $50,000 from an investor for the exercise of warrants at a price of $2.00, we issued 25,000 common shares of the Company.

On March 2, 2019, we received of $50,000 from an investor for the exercise of warrants at a price of $0.80, we issued 62,500 common shares of the Company.

On March 14, 2019, we issued 10,000 common shares to a consultant as a part of their consulting agreement with our Company.

On March 27, 2019, the Company issued a total of 3,333,334 common shares for gross proceeds of $16,085,772. There were 93,020 common shares issued for services with a fair value of $201,077. Share issue costs related to these issuances was $1,360,551.

On April 2, 2019, we issued 13,010 common shares to consultants as a part of their consulting agreements with our Company.

On April 2, 2019, we received an aggregate of $145,153 from investors for the exercise of warrants with prices ranging from $0.80 to $4.00, we issued 70,023 common shares of the Company.

On May 15, 2019, we issued 25,010 common shares to consultants as a part of their consulting agreements with our Company.

On June 12, 2019, we received $17,504 from our employee for the exercise of stock options for $0.80, we issued 21,880 common shares of the Company.

On June 14, 2019, we received $17,504 from our employee for the exercise of stock options for $0.80, we issued 21,880 common shares of the Company.

On June 17, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On August 17, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On August 20, 2019, we cancelled 10,000 common shares of the Company that were issued in error to a consultant.

On October 15, 2019, we received US$16,656 from investors for the exercise of stock options for $0.30, and issued 56,250 common shares of the Company.

On October 15, 2019, we received $15,400 from an employee for the exercise of stock options for $0.80 to $2.00, and  issued 14,567 common shares of the Company.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement

1.1	Form of Underwriting Agreement(8)

3.1	Notice of Articles(1)

3.2	Articles(1)

4.1	Share Certificate — Common Shares(1)

4.2	Form of Warrant Certificate(1)

4.3	Promissory Note issued on October 18, 2017, included as Exhibit B to Exhibit 99.1 to our report of foreign private issuer on Form 6-K as filed with the SEC on October 20, 2017 and incorporated herein by reference

4.4	Form of Warrant Agreement(6)

4.5	Form of Underwriters’ Warrant(7)

5.1	Opinion of McMillan LLP(10)

10.1	Share Purchase Agreement(3)

10.2	Executive Employment Agreement between the Company and Jerry Kroll, dated January 1, 2019(9)

10.3	Executive Services Agreement between the Company and Ed Theobald, dated July 1, 2016(1)

10.4	Executive Services Agreement between the Company and Iain Ball, dated July 1, 2016(1)

10.5	Executive Services Agreement between the Company and Hurricane Corporate Services Ltd., dated July 1, 2016(1)

10.6	Executive Employment Agreement between the Company and Henry Reisner, dated January 1, 2019(9)

10.7	Executive Services Agreement between the Company and Mark West, dated November 1, 2016(2)

10.8	Manufacturing Agreement between Chongqing Zongshen Automobile Co., Ltd. and the Company, dated September 29, 2017(4)+

10.9	Share Pledge Agreement between the Company and Jerry Kroll, dated October 16, 2017(5)

10.10	Consulting Agreement between the Company and BKB Management Ltd., dated January 1, 2019(9)

10.11	Independent Contractor Agreement between the Company and Isaac Moss, dated January 1, 2019(9)

14.1	Code of Conduct and Ethics(4)

21.1	List of Subsidiaries(6)

23.1	Consent of KPMG LLP, Chartered Professional Accountants*

23.2	Consent of Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants*

23.3	Consent of McMillan LLP (contained in exhibit 5.1)

99.1	2015 Stock Option Plan(1)

99.2	Audit Committee Charter(4)

99.3	Nominating Committee Charter(4)

99.4	Compensation Committee Charter(4)

99.5	Corporate Governance and Human Resources Committee Charter(4)

99.6	Enterprise Risk Oversight Committee Charter(4)

99.7	Social Media Committee Charter(4)

Notes:

* Filed herewith.

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Confidential information has been omitted from the exhibit in places marked “****” and has been filed separately with the SEC.

(1)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on October 12, 2016.

(2)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on December 20, 2016.

(3)	Filed as an exhibit to our report of foreign private issuer on Form 6-K as filed with the SEC on October 20, 2017.

(4)	Filed as an exhibit to our annual report on Form 20-F as filed with the SEC on April 19, 2018.

(5)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on February 1, 2018

(6)	Filed as an exhibit to amendment number 2 to our registration statement on Form F-1 as filed with the SEC on July 3, 2018.

(7)	Filed as an exhibit to amendment number 3 to our Form F-1 as filed with the SEC on July 25, 2018.

(8)	Filed as an exhibit to amendment number 4 to our Form F-1 as filed with the SEC on July 27, 2018.
(9)	Filed as an exhibit to our registration statement on Form F-3 as filed with the SEC on February 8, 2019.
(10)	Filed as an exhibit to post-effective amendment number 1 to our Form F-1 as filed with the SEC on August 2, 2018.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada on this 12th day of November 2019.

ELECTRAMECCANICA VEHICLES CORP.
(Registrant)

By:	/s/ Paul Rivera
Paul Rivera, Chief Executive Officer
(Principal Executive Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Rivera as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Rivera	Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2019
Paul Rivera

/s/ Bal Bhullar	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 12, 2019
Bal Bhullar

/s/ Shaun Greffard	Director	November 12, 2019
Shaun Greffard

/s/ Henry Reisner	President and Director	November 12, 2019
Henry Reisner

/s/ Luisa Ingargiola	Director	November 12, 2019
Luisa Ingargiola

/s/ Steven Sanders	Chairman	November 12, 2019
Steven Sanders

/s/ Jack Austin	Director	November 12, 2019
Jack Austin

/s/ Jerry Kroll	Director	November 12, 2019
Jerry Kroll

/s/ Joanne Yan	Director	November 12, 2019
Joanne Yan

/s/ Peter Savagian	Director	November 12, 2019
Peter Savagian

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Electrameccanica Vehicles Corp., has signed this registration statement or amendment thereto in New York, New York, on November 12, 2019.

Ortoli Rosenstadt LLP

By:	/s/ William S. Rosenstadt
Name:	William S. Rosenstadt
Title:	Managing Partner